Exhibit 2.01

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”), dated November 3, 2006, by and among Pensare, Inc., a Colorado corporation (“Pensare”), Peter W. Petersen (“Shareholder”) and Omnitek Engineering Corp., a California corporation (“Omnitek”).

PLAN OF REORGANIZATION

The reorganization (the “Reorganization”) will comprise, in general, the merger of Pensare with and into Omnitek and the issuance to the Shareholder by Omnitek of three hundred thousand (300,000) restricted shares of the authorized but unissued voting common stock (the “Common Stock”) of Omnitek (the “Shares”) (the “Acquisition Consideration”) in exchange for the cancellation of the shares of Pensare, all upon and subject to the terms and conditions of the agreement hereinafter set forth. The parties intend that the Reorganization qualifies as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). The parties further intend for the Reorganization to qualify for accounting treatment as a purchase.

AGREEMENT

In order to consummate the Reorganization, and in consideration of the representations and undertakings herein set forth, the parties agree as follows:

1.

The Merger. At the Effective Time (as defined in Section 1.1) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Colorado Business Corporation Act (the “CBCA”), Pensare shall be merged with and into Omnitek and the separate existence of Pensare shall cease and Omnitek shall continue as the surviving corporation (the “Merger”). Omnitek as the surviving corporation after the Merger is sometimes referred to as the “Surviving Corporation.” The Merger shall be accomplished as follows:

1.1

Effective Time. The closing of the Merger (the “Closing”) will take place as promptly as practicable, but in no event later than fourteen (14) days from the date hereof, at the offices of Chachas Law Group P.C., 2445 Fifth Avenue, Suite 440, San Diego, California 92101. At the Closing, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Colorado and California Secretary of State (the “Certificate of Merger”) in accordance with the relevant provisions of the CBCA and California General Corporation Law (“CGLC”). The date and time the Merger becomes effective in accordance with the provisions of the CGLC and the CBCA is the “Effective Time.”

1.2

Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGLC and CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Pensare shall vest in the Surviving Corporation, and all debts, liabilities and duties of Pensare shall become the debts, liabilities and duties of the Surviving Corporation.

1.3

Articles of Incorporation: Bylaws. Unless otherwise determined by Omnitek prior to the Effective Time, at the Effective Time, the Articles of Incorporation and Bylaws of Omnitek shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.4

Directors and Officers. The Directors of Omnitek immediately prior to the Effective Time shall continue to be the Directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.5

Shares to be Issued. The maximum number of shares of Omnitek Common Stock to be issued in exchange for the cancellation of all outstanding Pensare capital stock shall be three hundred thousand (300,000) restricted shares, subject to Offset and Cancellation pursuant to Section 1.8, below. At the Closing Pensare shall have five hundred (500) shares issued and outstanding and each share of Common Stock of Pensare (the “Pensare Common Stock”) issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive 600 restricted shares of Omnitek Common Stock upon surrender of the certificate representing such shares of Pensare Common Stock in the manner provided in Section 1.7, subject to adjustment in accordance with Section 1.8, below. From the date hereof until the Effective Time, Pensare agrees not to issue any additional shares of its capital Stock (including any options, warrants, conversion privileges or other rights, commitments or agreements of any nature to purchase any such shares of Pensare capital Stock). No fraction of a share of Omnitek Common Stock will be issued and all fractional shares shall be rounded up to the next whole share.

1.6

Dissenting Shares. Prior to the execution and delivery of this Agreement by the parties, all of the holders of Pensare Common Stock shall have irrevocably consented to and approved the Merger and no holders of any shares of Pensare Common Stock shall be entitled to appraisal or dissenters' rights.

1.7

Surrender of Certificates. Prior to the Effective Time, Omnitek shall designate its legal counsel, Chachas Law Group P.C., to act as the exchange agent (the “Exchange Agent”) in the Merger. Promptly after the Effective Time, Omnitek shall make available to the Exchange Agent for exchange in accordance with this Section 1.7, the aggregate number of shares of Omnitek Common Stock issuable pursuant to Section 1.5 in exchange for all issued and outstanding shares of Pensare Common Stock. Promptly after the Effective Time, the Surviving Corporation shall cause to be delivered to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Pensare Common Stock whose shares were converted to the right to receive shares of Omnitek Common Stock pursuant to Section 1.5, (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and shall have such other provisions as Omnitek may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Omnitek Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of the Certificate shall be entitled to receive in exchange therefore a certificate representing the number of whole shares of Omnitek Common Stock in accordance with Section 1.5, to which such holder is entitled pursuant to Section 1.5, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Pensare Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Omnitek Common Stock into which such shares of Pensare Common Stock shall and have been so converted in accordance with Section 1.5. Any and all shares certificates representing shares of Omnitek Common Stock issued or to be issued upon conversion and in exchange for the Pensare Common Stock shall be held by Omnitek along with a duly executed Stock Power in blank.

1.8

Adjustment to Acquisition Consideration for Unknown or Understated Liabilities. The Acquisition Consideration and number of shares issued to the Shareholder shall be adjusted and Omnitek shall have a right of Offset against the shares issued to the Shareholder, for a period of six (6) months from the Effective Time, with regard to any unknown or understated liabilities discovered or arising after the Effective Time which are not reflected on the Pensare Financials.

1.8.1

Final Determination of Acquisition Consideration. Omnitek shall have six (6) months from the Effective Time by delivery of written notice to Shareholder setting forth in reasonable detail, including, without limitation, a statement of the adjustment, if any, which Omnitek asserts shall apply in accordance with this Section 1.8.1 for any liabilities which have been discovered which were not understated or not reflected on the Pensare Financials (the “Disputed Amount”). In the event that Omnitek shall fail to so deliver such written notice with respect to any Disputed Amount within such six (6) month period, then the liabilities as set forth on Pensare Financials in respect of which no such objection is so delivered shall be deemed final and binding on the parties for purposes of this Section 1.8.1. Omnitek may deliver to Shareholder a written statement accepting the Pensare Financials at any time within the six (6) month period. In the event that Omnitek shall deliver a written notice to the Shareholder accepting the Pensare Financials, such Pensare Financials shall be deemed final and binding on the parties for purposes of this Section 1.8.1. In the event that a written notice of a Disputed Amount is so delivered, Omnitek and the Shareholder shall attempt, in good faith, to resolve such objections and, if unable to do so within fifteen (15) business days of delivery of such objections, shall, within ten (10) business days thereafter designate a nationally recognized firm of independent public accountants, mutually satisfactory to Omnitek and the Shareholder (the “Independent Arbiter”). In the event that Omnitek and the Shareholder are unable to agree on the Independent Arbiter within such ten-business day period, the Independent Arbiter shall be designated jointly by the independent accountants of Omnitek and the Shareholder within ten (10) business days thereafter. The Independent Arbiter shall resolve all remaining objections to the Pensare Financials made by Omnitek in accordance with the terms of this Agreement within twenty (20) business days from their date of designation. The Independent Arbiter’s determination shall be deemed final and binding on the parties for all purposes of this Agreement, including, without limitation, this Section 1.8.1, provided, however, that in no event shall such determination result in (A) any adjustment to the Acquisition Consideration to be more favorable to Shareholder than the adjustment which would be made based on the Pensare Financials delivered by Shareholder or (B) more favorable to Omnitek than the adjustment specified by Omnitek in the notice of such Disputed Amount, if any, delivered pursuant to this Section 1.8.1. The fees and expenses of the Independent Arbiter shall be paid as follows: (1) by Omnitek, if the Independent Arbiter completely agrees with the position asserted by Shareholder, (2) by the Shareholder if the Independent Arbiter completely agrees with the position asserted by Omnitek, or (3) fifty percent (50%) borne by Omnitek and fifty percent (50%) borne by the Shareholder, in all other cases.

1.8.2

The adjustment to the Acquisition Consideration pursuant to Section 1.8.1 above shall be made at the rate of 1 share for each $1.58125 of Disputed Amount determined as set forth upon agreement of Omnitek and Shareholder, or in the event of no such agreement, as determined by the Independent Artbiter.

1.8.3

Distribution of Acquisition Consideration upon Final Determination: () In the event that Omnitek shall have duly raised and delivered notice of a Disputed Amount in accordance with Section 1.8.1 above, then within three (3) business days of receipt of such objection by Shareholder, Omnitek shall release the excess, if any, of the Acquisition Consideration over the Disputed Amount to Shareholder, pending the final determination with regard to the Disputed Amount in accordance with Section 1.8.1 above; () Within three (3) business days of the final determination of any Disputed Amount in accordance with Section 1.8.1 above (whether by acceptance, failure to provide notice of any Disputed Amount within the six (6) month period, mutual agreement or determination by the Independent Arbiter), the Acquisition Consideration shall be adjusted in accordance with Section 1.8.2 above. If the Acquisition Consideration as so adjusted shall be less than the Acquisition Consideration, the Shareholder shall pay and be responsible to Omnitek the amount of such excess. Omnitek shall release any of the Acquisition Consideration remaining after the offset described in this Section 1.8.3 to the Shareholder.

1.9

Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and qualify for accounting treatment as a “purchase.”

1.10

Further Action. If, at any time after the Effective Date, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of Pensare the officers and Directors of Pensare are fully authorized in the name of the corporation to take, and will take, all such lawful and necessary action.

2.

Representations and Warranties of Pensare and Shareholder. Pensare and each of the Shareholder, jointly and severally, represent and warrant to Omnitek that, to the best of their knowledge, all of the statements made below in this Section 2 are true and correct in all material respects. These representations and warranties are subject to the exceptions set forth on attached Exhibit 2 (the “Schedule of Exceptions”), specifically identifying the relevant Section hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder. The phrase “to the best knowledge of Pensare” shall, when included in a representation or warranty made by a Shareholder, means to the best knowledge of such Shareholder.

2.1

Organization and Standing. Pensare is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has full power and authority to carry on its business as now conducted and as proposed to be conducted. Pensare is not required to be qualified as a foreign corporation in any jurisdiction; provided, however, that Pensare need not be qualified in any jurisdiction in which a failure to qualify would not have a material and adverse effect on its operations or financial condition.

2.2

Capitalization. The authorized capital stock of Pensare consists of one hundred thousand (100,000) shares of Common Stock, of which five hundred (500) shares are presently, and at the Effective Time will be issued and outstanding. All of Pensare's issued and outstanding shares are owned beneficially and of record by the Shareholder in the amounts set forth on attached Exhibit 2.2. All outstanding shares of Pensare Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Pensare or any agreement to which Pensare or either Shareholder is a party or by which it is bound. There are no options, warrants, calls, rights, conversion privileges, commitments or agreements of any character, written or oral, to which Pensare is party, or by which it is bound, obligating Pensare to issue, deliver, sell, repurchase or redeem any shares of the capital stock of Pensare.

2.3

Subsidiaries. Pensare has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association, joint venture, partnership or other business entity.

2.4

Corporate Authority and Authorization. Pensare has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of Pensare, its officers, directors and Shareholder necessary for the authorization, execution, delivery and performance of this Agreement by Pensare and the performance of all of Pensare's obligations hereunder has been taken. As set forth in Section 1.6 above, all of the holders of Pensare Capital Stock have consented to and approved the Merger and no holders of any shares of Pensare Capital Stock are entitled to appraisal or dissenters' rights. This Agreement constitutes a valid and binding obligation of Pensare and the Shareholder, enforceable against Pensare and the Shareholder in accordance with its terms, except as the indemnification provisions of Section 5.0 hereof may be limited by principles of public policy and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.5

Governmental Consent. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Pensare is required in connection with the valid execution and delivery of this Agreement, or the consummation of any transaction contemplated hereby.

2.6

Assets, Inventory, Customer List and Intellectual Property.

2.6.1

Exhibit 2.6.1 attached hereto is a complete list of all assets, equipment, inventory, furniture and fixtures, customer lists, supplier and vendor lists, stock in trade, personal property of any kind, vehicles, present and future contracts, present and future partnership interest, tangible and intangible personal property, bank accounts, deposit accounts, securities, brokerage and stock accounts, all trademarks, trademark rights, trade names, trade name rights, licenses, franchises, service marks, patents, patent applications, copyrights, and all assets of any kind, now owned by Pensare, al of which are owned free and clear of any lien or encumbrance.

2.6.2

To the best knowledge of Pensare and Shareholder, Pensare possesses and has good, valid and marketable title, free and clear of all security interests, liens, claims, charges, encumbrances or any other defects in title of any nature whatsoever to, or has the valid, enforceable right to use (pursuant to written agreements, true and correct copies of which are listed on Exhibit 2.6.2 and have been submitted to Omnitek, all trademarks, trademark rights, trade names, trade name rights, licenses, franchises, service marks, patents, patent applications, copyrights, inventions, discoveries, improvements, processes, trade secrets, confidential or proprietary information, formulae, proprietary rights or data, shop rights, algorithms, technical data, ideas or know-how (collectively the “Intellectual Property”) necessary to conduct its business as now being conducted, without conflict with or infringement upon any valid rights of others and the lack of which could adversely affect the operations or condition, financial or otherwise, of Pensare. To the best knowledge of Pensare and Shareholder, Pensare (i) owns or has the right to use (and to make, use, sell, license and lease products incorporating or manufactured using), free and clear of all liens, claims and restrictions, all Intellectual Property used in the conduct of its business as now conducted or as proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, and (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of or other claimant to any patent, trademark, service mark, trade name, copyright, license or other right with respect to the use thereof in connection with the conduct of its business or otherwise. Pensare owns and has unrestricted rights to use all Intellectual Property required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by Pensare, free and clear of any rights, liens or claims of others, including, without limitation, former employers or all employees of Pensare, of which it has knowledge. All of the foregoing rights to Intellectual Property will be owned and enjoyed by the Surviving Corporation following the Merger without the consent or approval of any third party and, following such Merger, the Surviving Corporation will possess and enjoy all of such rights to Intellectual Property as Pensare did immediately prior to such Merger.

2.7

Manufacturing Rights. Pensare has not granted rights to manufacture or assemble its products to any other person or entity.

2.8

Officers, Directors and Employees.

2.8.1

To the best knowledge of Pensare and the Shareholder, no present or former officer, director or employee of Pensare is a party to, or is otherwise bound by any agreement or arrangement (including any agreement of non-competition) that in any way adversely affects his or her performance of his or her duties as an officer, director or employee of Pensare or Pensare's ability to conduct its business. Pensare has established appropriate policies and procedures to ensure no officer, director or other employee of Pensare misuses confidential information or trade secrets of others in the course of their employment or other relationship with Pensare. Pensare is not a party to any labor agreements, employment contracts, consulting agreements or any other instruments which limit the rights of Pensare to terminate the employment or other relationship with a particular individual at will. To the best of knowledge of Pensare and Shareholder, Pensare is not aware that any officer, director or key employee, or that any group of officers, directors or key employees, would not continue their employment with Omnitek on the same terms as previously employed by Pensare.

2.8.2

Except as mandated by the laws of the United States Pensare: (i) is not bound by or subject to any collective bargaining agreement with respect to any of its employees nor has any labor union requested or, to the best knowledge of Pensare, sought to represent any of the employees, representatives or agents of Pensare, (ii) does not have any current labor problems or disputes, pending or threatened, (iii) does not have in effect any “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) or employee benefit or similar plans qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and (iv) does not maintain, has not in the past maintained and is not and has not been a contributor to any multi-employer plan or single employer plan, as defined in Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, for the employees of Pensare or any trade or business (whether or not incorporated) which, together with Pensare, would be deemed to be a “single employer” within the meaning of such Section 4001. Pensare has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes.

2.9

Certain Transactions. Pensare is not indebted, directly or indirectly, to any of its officers, directors or Shareholder, or to their respective affiliates, spouses or children, in any amount whatsoever, except for salaries and fees accrued in the ordinary course of business. To the best knowledge of Pensare and the Shareholder, none of said officers, directors or Shareholder, or any of their affiliates or members of their immediate families, are indebted to Pensare or have any direct or indirect ownership interest in any firm or corporation with which Pensare is affiliated or with which Pensare has a business relationship, or any firm or corporation which competes with Pensare (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded). With the exception of the relationship between Shareholder and Pensare, no officer, director, or any affiliate or member of their immediate families, is, directly or indirectly, interested in any material contract with Pensare.

2.10

Compliance with Other Instruments, None Burdensome, Etc. To the best knowledge of Pensare and Shareholder, Pensare is not in violation of any term of its Articles of Incorporation or Bylaws, as amended and in effect on and as of the Closing. Pensare is not in violation in any respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to it where such violation would adversely affect Pensare, its operations or financial condition. The execution, delivery and performance of and compliance with this Agreement have not resulted and will not result in any violation of or conflict with, or constitute a material default under, any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to it, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Pensare; and there is no such term or provision which adversely affects Pensare, its operations or financial condition as presently conducted or as contemplated to be conducted. Pensare and, to the best knowledge of Pensare, its officers, directors and key employees, are not parties to any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, decree or order restricting its ability to enter or compete in any line of business or market.

2.11

Material Contracts and Obligations.

2.11.1

Included in the Exhibit 2.11 is a list of all agreements, contracts and other obligations to which Pensare is a party or by which it is bound that are material to the operation of its business and properties, which: (i) provide for aggregate payments to or by Pensare in excess of Ten Thousand Dollars ($10,000), (ii) obligate Pensare to share, license or develop any product or technology, (iii) appoint distributors, dealers or sublicensees of Pensare's products, which agreements cannot be terminated on thirty (30) days' notice or less or (iv) involve transactions or proposed transactions between Pensare and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such other obligations have been delivered to Omnitek. All of such agreements and contracts are valid, binding and in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts. There is no pending or threatened dispute or disagreement, and there have been no events which may give rise to any dispute or disagreement, between Pensare and any of the clients or customers of Pensare, or any other person having a business relationship with Pensare, which dispute or disagreement, if resolved unfavorably to Pensare, would have a materially adverse effect on the operations or financial condition of Pensare. No client or customer of Pensare, or any other person having a business relationship with Pensare, has indicated that it presently contemplates terminating its business relationship with Pensare.

2.11.2

 To the best knowledge of Pensare and Shareholder, all open orders, licenses and contracts for Pensare's products and services can be fulfilled by Pensare within its current capacity, in accordance with the terms thereof, and the fulfillment thereof will not result in material losses or material warranty or other liabilities to the Surviving Corporation. Exhibit 2.11 sets forth a summary of Pensare's backlog (including deferred revenue recorded on Pensare financials), which includes the total backlog as of the date of this Agreement, reflecting any written agreements and a monthly breakdown of the expected shipment dates for the orders represented by such backlog. All orders reflected in such backlog are evidenced by written purchase orders or contracts. All such orders or contracts are firm, fixed, committed and non-cancelable. To the best of its knowledge, Pensare will collect the revenue from such orders and contracts in accordance with the terms of their respective purchase orders or contracts, including, without limitation, receiving payment in accordance with the deadline set forth therein.

2.12

Hazardous Waste Disposal. To the best knowledge of Pensare and Shareholder, Pensare has materially complied with all laws regulating the discharge and disposal of hazardous waste, the violation of which would have a material, adverse effect on the operations or financial condition of Pensare, including, but not limited to:

2.12.1

Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Sections 9601, et seq.;

2.12.2

Resource Conservation and Recovery Act, 42 USC Sections 6901, et seq.; and

2.12.3

Toxic Substances Control Act, 15 USC Sections 2601, et seq.

2.13

Licenses and Permits. Included in the Exhibit 2.13 is a complete and accurate list of all of the licenses, permits, authorizations and franchises issued to, possessed by, used by or otherwise in effect with respect to the business of Pensare. Pensare has delivered to Omnitek complete and accurate copies of all of the licenses, permits, authorizations and franchises identified in said Exhibit. All of the Pensare licenses, permits, authorizations and franchises identified are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises required to permit Pensare to conduct its business in the manner in which it is now being conducted, and to the best knowledge of Pensare and Shareholder, Pensare is not in violation or breach of any of the terms, requirements or conditions of any of material licenses, permits, authorizations or franchises.

2.14

Litigation, Etc. To the best knowledge of Pensare and Shareholder, there are no actions, suits, proceedings or investigations pending against Pensare or, to the best knowledge of Pensare, any of its officers or directors or its properties, before any court or governmental agency (nor, to the best knowledge of Pensare, is there any reasonable basis therefore or threat thereof), which, either in any case or in the aggregate, might result in any material adverse change in the business or financial condition of Pensare, or in any material impairment of the right or ability of Pensare to carry on its business as now conducted or in any material liability on the part of Pensare, or any change in the current equity ownership of Pensare, and none which questions the validity of this Agreement or any action taken or to be taken in connection herewith. The foregoing includes, without limiting its generality, actions pending or threatened (or any basis therefore known to Pensare) involving the prior employment of any of Pensare's employees, their use in connection with Pensare's business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.15

Criminal Investigations and Activities. To the best knowledge of Pensare and Shareholder, Pensare, its past and present officers and directors and the Shareholder: (i) have never been convicted of a felony, (ii) have not been named as a defendant in a pending criminal proceeding involving a felony, and (iii) are not now or ever have been the subject of any governmental decree or order prohibiting it or any of them from engaging in certain business activities. There is no pending criminal investigation of any nature whatsoever into the activities of Pensare, its officers, directors and Shareholder. Pensare has fully complied with the provisions of the United States Export Administration Act and all rules and regulations promulgated thereunder.

2.16

Material Liabilities. To the best knowledge of Pensare and Shareholder, Pensare has no liabilities which are, individually or in the aggregate, material to the financial condition or operating results of Pensare which have not been disclosed on Exhibit 2.16.

2.17

Pensare Financial Statements. Exhibit 2.17 sets forth Pensare's unaudited balance sheets as of December 31, 2005 and as of June 30, 2006 (the “Balance Sheets”) and the related audited statements of operations, stockholders' equity and cash flows for the year and six months then ended (collectively the “Pensare Financials”). The Pensare Financials have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented except that the unaudited Pensare Financials do not contain the footnotes required by GAAP and are subject to normal year-end adjustments which will not be material individually or in the aggregate. The Pensare Financials fairly present the financial position of Pensare as of their dates and results of operations for the periods there ended. Except as set forth in the Pensare Financials, Pensare does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate has not arisen in the ordinary course of Pensare's business since the unaudited Pensare Financials, in all cases consistent with past practices and amounts.

2.18

Tax and Other Returns and Reports.

2.18.1

Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, “Taxes”, means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

2.18.2

Tax Returns and Audits. Except as set forth in Exhibit 2.18.

(a)

Pensare as of the Effective Time will have prepared and filed all Federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) required to be filed by such date relating to any and all Taxes concerning or attributable to Pensare or its operations and such Returns are or will be true and correct and have or will completed in accordance with applicable law.

(b)

Pensare as of the Effective Time: (a) will have paid or accrued a reserve to pay all Taxes it is required to pay or accrue and (b) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

(c)

Pensare has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Pensare, nor has Pensare executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)

No audit or other examination of any Return of Pensare is presently in progress, nor has Pensare been notified of any request for such an audit or other examination.

(e)

Pensare does not have any liabilities for unpaid Federal, state, local or foreign Taxes which have not been accrued or reserved against on the Pensare Financials, whether asserted or unasserted, contingent or otherwise, and Pensare has no knowledge of or, any basis for the assertion of any such liability attributable to Pensare, its assets or operations.

(f)

Pensare has provided to Omnitek copies of all Federal and state income and all state sales and use Tax Returns filed to date for all periods since the date of Pensare's incorporation.

(g)

With the exception of the line of credit and any other Liens, as reflected on the Pensare Financials, attached hereto as Exhibit 2.17, there are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) on the assets of Pensare relating to or attributable to Taxes except liens for current taxes not yet delinquent.

(h)

Pensare has no knowledge of any basis for the assertion of any claims relating or attributable to Taxes which, if adversely determined, would result in any Liens on the assets of Pensare.

(i)

None of Pensare's assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(j)

As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Pensare that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 2806 or 162 of the Code.

(k)

Pensare has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Pensare.

(l)

Pensare is not a party to a tax sharing or allocation agreement nor does Pensare owe any amount under any such agreement.

(m)

Pensare is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)

Pensare has not agreed to and is not required to make any adjustment pursuant to Section 481 (a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application by Pensare pending with any taxing authority requesting permission for any changes in any accounting method of Pensare. No taxing agency (domestic or foreign) has proposed any adjustment or change in Pensare's method of accounting for tax purposes.

2.19

Title. Pensare has good and marketable title to all of its assets and properties (both tangible and intangible). Such assets and properties (both tangible and intangible) are not subject to any security interests, liens, mortgages, pledges, encumbrances or charges of any kind.

2.20

Change of Control. There is no plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, officers and directors of Pensare as a result of or in connection with the Merger.

2.21

Disclosure. To the best knowledge of Pensare and Shareholder, Pensare has fully provided Omnitek with all of the information which Omnitek has requested for deciding whether to enter into the Reorganization hereunder. To the best knowledge of Pensare and Shareholder, this Agreement, the Pensare Financials, and any written statement or certificate furnished to Omnitek pursuant to this Agreement in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact nor omit to state a material fact necessary to make the statements made not misleading.

2.22

Tax Treatment of Transaction. To the best knowledge of Pensare and Shareholder, and based upon consultation with its independent advisors, Pensare has not taken or agreed to take any action, and is not aware of any condition that (without giving effect to any action taken or agreed to be taken by Pensare) would effect the ability of the parties hereto to report the business combination to be effected by the Merger as a tax-free reorganization within the meaning of Section 368 of the Code.

3.

Representations and Warranties of Omnitek. Omnitek represents and warrants to the Shareholder that:

3.1

Corporate Status. Omnitek is a corporation duly organized and existing under the laws of California.

3.2

Corporate Authority and Authorization. Omnitek has the corporate power and authority to issue and deliver the Omnitek Common Stock required to be issued hereunder to Pensare; and such shares when delivered at or after the Closing will be fully paid and nonassessable. All corporate action on the part of Omnitek necessary for the authorization, execution, delivery and performance of this Agreement by Omnitek and the performance of all of Omnitek's obligations hereunder has been taken. This Agreement constitutes a valid and binding obligation of Omnitek, and enforceable against Omnitek in accordance with its terms, except the indemnification provisions of Section 5. hereof may be limited by principals of public policy and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3

Governmental Consent. To the best knowledge of Omnitek, no consent, approval or authorization or designation, declaration or filing with any governmental authority on the part of Omnitek or third parties, is required in connection with the valid execution and delivery of this Agreement, or of the consummation of any other transaction contemplated hereby except as specifically referenced in the Agreement.

4.

Additional Agreements.

4.1

Consulting Agreements. Contemporaneously with the execution of this Agreement and to become effective at the Effective Time, Omnitek and Peter W. Petersen shall execute and enter into a Consulting Services Agreement in substantially the form and content attached as Exhibit 4.1.

4.2

Employment Agreements. Contemporaneously with the execution of this Agreement and to become effective on January 1, 2007, subject to the Closing of the merger contemplated by this Agreement, Omnitek and Peter W. Petersen shall execute and enter into an Employment Agreement in substantially the form and content attached as Exhibit 4.2.

4.3

Grant of Stock Option. Subject to the Closing and to become effective as of January 1, 2007, Omnitek shall grant to Peter W. Petersen a non-qualified stock option to purchase 300,000 shares of common stock of Omnitek. The Option shall be tied to the Employment Agreement referenced above with regard to termination of the options on the occurrence of certain events. The option will be exercisable for a period of five years, with an escalating exercise price as follows:

(a)

Exercise price of $1.58125 during the first year;

(b)

Exercise price of $1.70 during the second year;

(c)

Exercise price of $1.80 during the third year;

(d)

Exercise price of $1.90 during the fourth year; and

(e)

Exercise price of $2.00 during the final fifth year of the Option.

4.4

Confidential Information and Invention Assignment. At or prior to the Closing and to become effective at the Effective Time, Peter W. Petersen, shall enter into Confidential Information and Invention Assignment Agreements in substantially the form attached hereto as Exhibit 4.4.

4.5

Shareholder Agreement. At or prior to the Closing and to become effective at the Effective Time, Peter W. Petersen, shall enter into a Shareholder Agreement in substantially the form attached hereto as Exhibit 4.5.

4.6

Intellectual Property and Patent Assignment. Contemporaneously with the execution of this Agreement and to become effective at the Effective Time, each Pensare Shareholder in whose name any intellectual property, patent, patent application, patent disclosure statement or provisional patent or similar rights relating to any patentable process of information, trademark or trademark application, or similar rights relating to any intellectual or proprietary information used or useful to the business of Pensare shall execute and deliver, and shall cause each third party in whose name any intellectual property, patent, patent application, patent disclosure statement or provisional patent, or any patentable process of information, trademark or trademark application, any patent, patent application, or similar rights relating to any intellectual or proprietary information used or useful to the business of Pensare to execute and deliver, to Omnitek such assignments and other conveyances in form suitable for recordation in the U.S. Patent and Trademark Office, all substantially in the form of Exhibit 4.6 attached hereto.

5.

Survival of Representations. Warranties; Indemnity. The respective representations and warranties given by Omnitek, Pensare and the Shareholder contained herein shall remain effective against their respective successors, heirs and assigns and shall survive the Closing. Omnitek shall indemnify and hold Pensare and the Shareholder harmless from any damage, claim, liability or expense, including reasonable attorneys' fees, arising out of the breach of any representation or warranty or the nonfulfillment of any agreement contained herein, or in any certificate to be delivered at the Closing, by Omnitek. Pensare and each of the Shareholder, jointly and severally, shall, in proportion to the Shareholder’ respective ownership interest in Pensare, indemnify and hold Omnitek harmless from any damage, claim, liability or expense, including reasonable attorneys' fees, arising out of the breach of any representation or warranty or the nonfulfillment of any agreement contained herein, or in any certificate to be delivered at the Closing, by Pensare or the Shareholder, provided however, that notice of any such breach shall have been communicated with specificity within two (2) years of the date hereof.

6.

Securities Laws Matters. Because of the exemptions from the registration requirements of the Securities Act of 1933 (the “Act”) and from the qualification requirements of the CGCL relied upon by Omnitek in issuing the shares of Omnitek Common Stock under Section 1 above (the “Securities”), the Shareholder represent and warrant that they:

6.1

Are aware that such Securities are highly speculative and that there can be no assurance as to what return, if any, there may be.

6.2

Are aware of Omnitek's business affairs and financial condition and have acquired sufficient information about Omnitek to reach an informed and knowledgeable decision to acquire such Securities.

6.3

Are each acquiring such Securities for investment for his or her own account only and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Act or the CGCL.

6.4

Understand that such Securities have not been registered under the Act or qualified under the Law by reason of specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Shareholder’ investment intent as expressed herein. In this connection, the Shareholder’ understand that, in the view of the SEC, the statutory basis for one exemption from the Act may not be present if their representations mean that their present intentions are to hold such shares for a minimum capital gains period under the tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.

6.5

Understand that such Securities must be held indefinitely unless subsequently registered under the Act and qualified under the Law or an exemption from such registration and such qualification is available, and that, except as set forth in Section 7 below, Omnitek is under no obligation to effect such registration or qualification or to assure the availability of any such exemption.

6.6

Are aware of Rule 144 promulgated under the Act which permits limited public resale of the Securities if it is acquired in a non-public offering subject to the satisfaction of certain conditions, including, among other things: the availability of certain public information about Omnitek, the resale occurring not less than one (1) year after he or she purchased and completed payment for the Securities to be sold, the sale being made on the public market through a broker in an unsolicited “broker's transaction” or to a “market maker” and the amount of the Securities sold during any three-month period not exceeding specified limitations (generally, one percent (1%) of all Common Stock outstanding); except that such conditions need not be met by a person who is not an affiliate of Omnitek at the time of sale and has not been an affiliate for the preceding three (3) months, if the Securities to be sold have been beneficially owned by such person for at least two (2) years prior to their sale. The Common Stock may not be publicly traded or Omnitek may not be satisfying the current public information requirements of Rule 144 at the time a Shareholder wishes to sell the Securities; and thus, they may be precluded from selling the Securities under Rule 144 even though the minimum holding period may have been satisfied.

6.7

Further understand that in the event the requirements of Rule 144 are not met, registration under the Act, compliance with Regulation A or some other registration exemption will be required for any disposition of the Securities; and that, although Rule 144 is not exclusive, the Commission has expressed its opinion that persons proposing to sell private placement Securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in such transactions do so at their own risk.

6.8

Understand that the certificates evidencing the Securities will be imprinted with legends in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION FOR THESE SHARES UNDER SUCH ACT OR AN OPINION OF THE COMPANY'S COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

7.

[INTENTIONALLY DELETED]

8.

Expenses. Except as provided to the contrary herein, Omnitek and Pensare shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement.

9.

Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.

Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The expressed terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

11.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

12.

Broker’s or Finder's Fees. The parties hereto represent that no other broker has brought about this Agreement, and no other finder's fee has been paid or is payable by either party, except for the broker or finder whose name is set forth on Exhibit 12, and whose fee shall be paid by Omnitek. Each party hereto shall indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against it as a result of its dealings, arrangements or agreements with any other broker.

13.

Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

14.

Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default.

15.

Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

16.

No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

17.

Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

18.

Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, addressed as follows:

If to Pensare, addressed to:.

Mr. Peter W. Petersen, President

7020 Goldenrod Way

Carlsbad, CA 92011

If to Omnitek, addressed to:

Mr. Werner Funk, President

Omnitek Engineering Corp.

1945 S. Rancho Santa Fe Road

San Marcos, CA 92078

With a copy to Omnitek counsel, addressed to:

Mr. George G. Chachas

Chachas Law Group P.C.

2445 Fifth Avenue

Suite 440

San Diego, CA 92101

Such communications shall be effective when they are received by the addressee thereof; but if sent by certified mail in the manner set forth above, they shall be effective five (5) days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

19.

Time. Time is of the essence of this Agreement.

20.

Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. A reference in this Agreement to any Section shall include a reference to every Section the number of which begins with the number of the Sections to which reference is specifically made (e.g., a reference to Section 5.8 shall include a reference to Sections 5.8.1 and 5.8.2.1). The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

21.

No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

22.

Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party, to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

23.

Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended nor shall be interpreted to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, or partner of any party hereto or any other person; unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

24.

Parties in Interest. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason hereof.

25.

Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

26.

Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the Laws of the state of California (without giving effect to any conflicts or choice of Laws provisions thereof that would cause the application of the domestic substantive Laws of any other jurisdiction).

27.

Consent to the Exclusive Jurisdiction of the Courts of the State of California.

(a)

Subject to the mediation and arbitration provisions in accordance with Section 28 below, each of the Parties hereto hereby consents to the exclusive jurisdiction of all state and federal courts having jurisdiction in San Diego County, California, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any Proceeding arising out of, or in connection with, this Agreement or any of the related agreements or any of the transactions contemplated hereby or thereby, including any Proceeding relating to ancillary measures in aid of arbitration, provisional remedies and interim relief, or any Proceeding to enforce any arbitral decision or award. For purposes of this Article, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any Entity or otherwise and whether civil, criminal, administrative, or investigative, in which an Indemnified Party was, is, or will be involved as a party or otherwise.

(b)

Each Party covenants that it shall not challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(c)

Each of the Parties hereto hereby expressly waives any and all objections it may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with Section 18.

28.

Waiver of Jury Trial. Without limiting the provisions in accordance with Section 29 relating to mediation and arbitration, each of the Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby.

29.

Arbitration.

 Notwithstanding 28 hereof, any controversy or claim arising out of, or relating to this Agreement, or any breach hereof (other than a disagreement concerning the adjustment, if any to the Acquisition Consideration, which shall be resolved as provided in Section 1.8 hereof), shall be settled by arbitration in San Diego, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Arbitrator shall be the sole and exclusive remedy between the Parties respecting any controversy or claim arising out of, or relating to this Agreement, or any breach hereof, provided, however, the arbitrator(s) shall not have the power or authority to revoke, reform, or revise any portion of this Agreement or to award consequential, incidental, or punitive damages. Any award of less than $50,000, including costs and reasonable attorneys’ fees to the prevailing party shall be binding on the parties hereto, then such judgment may be entered on such award in any court of competent jurisdiction. No award equal to or in excess of $50,000 shall be binding on the parties hereto.

30.

Negotiated Agreement. This Agreement has been negotiated by the parties hereto and their respective legal counsel, and the language hereof shall not be construed for or against any such party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

OMNITEK ENGINEERING CORP.

A California Corporation

Dated: November 3, 2006

/s/ Werner Funk

By: Werner Funk

Its: President

PENSARE, INC.

A Colorado Corporation

Dated: November 3, 2006

/s/ Peter W. Petersen

By: Peter W. Petersen

Its: President

SOLE SHAREHOLDER

Dated: November 3, 2006

/s/ Peter W. Petersen

Peter W. Petersen

LIST OF EXHIBITS

EXHIBIT 2

Schedule of Exceptions for PENSARE

EXHIBIT 2.2

Shares Issued and Outstanding of PENSARE

EXHIBIT 2.6.1

List of all Assets of PENSARE

EXHIBIT 2.6.2

Intellectual Property Right Agreements of PENSARE

EXHIBIT 2.11

Material Agreements, Contracts and Obligations of PENSARE

EXHIBIT 2.13

Licenses, Permits and Authorizations Related to PENSARE

EXHIBIT 2.16

Material Liabilities of PENSARE

EXHIBIT 2.17

Unaudited Financial Statements of PENSARE

EXHIBIT 2.18

Tax Reports and Returns of PENSARE

EXHIBIT 4.1

Consulting Agreement

EXHIBIT 4.2

Employment Agreement

EXHIBIT 4.4

Confidential Information and Invention Assignment Agreement

EXHIBIT 4.5

Shareholder Agreement

EXHIBIT 4.6

Intellectual Property Assignment

EXHIBIT 4.7

Patent Assignment

EXHIBIT 12

Brokers

EXHIBIT 2.

SCHEDULE OF EXCEPTIONS FOR PENSARE

1.

AFS Royalty Agreement

2.

Pensare Receivable (includeds monies owed by Omnitek to Pensare)

3.

Cash in bank accounts amounting to $2,056.32

EXHIBIT 2.2

SHARES ISSUED AND OUTSTANDING OF PENSARE

Shareholder Name

Shares Owned

Certificates

Peter W. Petersen

 500

 1

EXHIBIT 2.6.1

ASSETS, CUSTOMER LISTS, ETC. OF PENSARE

1.

Filter Design, Manufacturing Drawings, CAD Solid Models, Assembly and Testing Techniques, and Support Documentation for all Filter Families.

2.

Filter Manufacturing and Supply Vendor List.

3.

Filter Customer List.

4.

CNG Fuel Metering Ring Design.

5.

CNG Electronic Fuel Injector: High Flow Valve Mechanism.

EXHIBIT 2.6.2

INTELLECTUAL PROPERTY RIGHT AGREEMENTS OF PENSARE

EXHIBIT 2.11

MATERIAL AGREEMENTS, CONTRACTS AND OBLIGATIONS OF PENSARE

NONE

EXHIBIT 2.13

LICENSES, PERMITS AND AUTHORIZATIONS RELATED TO PENSARE

NONE

EXHIBIT 2.16

MATERIAL LIABILITIES OF PENSARE

NONE

EXHIBIT 2.17

UNAUDITED FINANCIAL STATEMENTS

EXHIBIT 2.18

TAX REPORTS AND RETURNS OF PENSARE

NONE

EXHIBIT 12

BROKERS

With the exception of the shares issued to the Shareholder of PENSARE as set forth herein, no brokerage or finders fees in the form of cash or securities were paid to any party or person in connection with the acquisition.